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                                                                    EXHIBIT 11.1

                                   IL FORNAIO

                      CALCULATION OF NET INCOME PER SHARE
                                  (unaudited)

                                                       Three months ended
                                                   ---------------------------
                                                   March 29,          March 30,
                                                     1998               1997
                                                   --------           --------
Net income available to common
  stockholders                                    $ 849,000           $ 527,000

Basic EPS
  Weighted average shares
    outstanding                                   5,830,579           4,532,097
                                                  ---------           ---------
  Net income per share-Basic                      $    0.15           $    0.12
                                                  =========           =========

Diluted EPS
  Weighted average shares
    outstanding                                   5,830,579           4,532,097
  Add: dilutive stock options                       641,202              82,982
                                                  ---------           ---------
  Total                                           6,471,781           4,615,079
                                                  ---------           ---------
  Net income per share-Diluted                    $    0.13           $    0.11
                                                  =========           =========